UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 19, 2005
DELTA AIR LINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-05424	58-0218548

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
P.O. Box 20706, Atlanta, Georgia 30320-6001

(Address of principal executive offices)
Registrant’s telephone number, including area code: (404) 715-2600
Registrant’s Web site address: www.delta.com
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On August 19, 2005, we and our existing Visa/MasterCard processor entered into an amendment (“Amendment”) to our current Visa/MasterCard processing contract to extend the term of that contract beyond its August 29, 2005 expiration date. The Amendment (1) permits us to extend the term of our processing contract for periods up to and including October 31, 2005 and (2) allows the existing processor to establish a holdback for a specified percentage (beginning at 50%) of our Visa/MasterCard receivables for tickets sold beginning August 15, 2005, with the percentage of the holdback increasing based on the length of the extension of the processing contract. We currently estimate the holdback at October 31, 2005 would be approximately $625 million if we elect to extend the existing processing contract to that date. The Amendment further provides that substantially all of the holdback will be released upon any replacement of the existing processor with a new Visa/MasterCard processor to fund the cash reserve that would be required by such new processor, with substantially all of any excess not so required to be returned to us. For additional information regarding our credit card processing contracts, see “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Business Environment – Liquidity – Credit Card Processing Contracts” in our Form 10-Q for the quarterly period ended June 30, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA AIR LINES, INC.
By:	/s/ Edward H. Bastian
Edward H. Bastian
Executive Vice President and Chief Financial Officer

Date: August 25, 2005